Exhibit 5.1

Our Ref: 242384:PAG

16 January 2026

The Board of Directors

Mixed Martial Arts Group Limited

Level 1, Suite 1, 29-33, The Corso

MANLY, NEW SOUTH WALES, 2095

To the Board,

RE:	AUSTRALIAN LEGAL OPINION F-1 REGISTRATION STATEMENT

We have been appointed as Australian legal counsel for Mixed Martial Arts Group Limited ACN 163 057 565, a company incorporated under the laws of the Commonwealth of Australia (Company), with respect to the issuance and offer by the Company pursuant to its Registration Statement on Form F-1 filed with the U.S. Securities and Exchange Commission (Registration Statement) of up to 17,699,116 of the Company’s ordinary shares (the Shares) which include 400,000 Shares (Warrant Shares) issuable pursuant to the exercise of pre-funded warrants issued as a commitment fee under the Purchase Agreement (as defined below).

The Shares other than the Warrant Shares may be issued pursuant to an equity purchase agreement dated 29 December 2025 entered into between the Company and American Ventures LLC, Series XL MMA ELOC (Purchase Agreement). The key terms of the Purchase Agreement are summarised in the Registration Statement.

Assumptions in providing our opinion

As to various questions of fact relevant to this opinion, we have relied on and assumed the accuracy of, without independent verification:

●	an online search of the Company on the Australian Securities and Investments Commission (ASIC) records on 16 January 2026 (at 7.47am Melbourne, Australia time) (ASIC search);

●	the resolutions of the Company’s Board of Directors approving (A) the entry into the Purchase Agreement dated 24 December 2025 and (B) the preparation and filing of the Registration Statement dated 15 January 2026; and

●	the Company’s Constitution (a current copy of which was provided to us by the Company’s Secretary).

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For the purpose of the opinions set out below, we have also assumed, with your agreement and without independent investigation or verification, that:

(a)	all signatures are genuine and all documents, instruments and certificates submitted to us as originals are authentic and conform exactly with the authentic originals of all documents, instruments and certificates submitted to us as copies or forms or originals.

(b)	except in relation to the Company, each party to each document has all the requisite power and authority (corporate and otherwise) to execute and deliver and perform its obligations thereunder;

(c)	except in relation to the Company, all matters of internal management required by the constitution of each of the parties to the relevant documents have been duly attended to (including, without limitation, the holding of properly constituted meetings of the boards of directors of each of those parties and the passing at those meetings of appropriate resolutions);

(d)	that any documents which purport to be governed by the law of any jurisdiction other than the federal and state laws of the Commonwealth of Australia are legal, valid and binding obligations on all of the parties thereto and under the applicable law and that none of the execution, delivery or performance of any document by any party thereto violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the federal and state laws of the Commonwealth of Australia;

(e)	the Company has not and will not engage in fraudulent or unconscionable conduct or conduct which is misleading or deceptive or which is likely to mislead or deceive in relation to the issuance or sale of Shares;

(f)	there is no bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to the issuance of Shares under the Registration Statement;

(g)	that appropriate further resolutions of the Board will be passed to approve any issues made under the Purchase Agreement;

(h)	all information provided to us by or on behalf of officers of the Company was true, correct and complete when provided and remains so at the date of this letter, containing all information required, without us making any separate enquiry or investigation other than viewing the ASIC search, in order for us to provide this opinion;

(i)	the ASIC search we have examined is accurate and that the information disclosed by the search conducted by us is true and complete and that such information has not since then been altered and that such search did not fail to disclose any information which had been delivered for registration or filing against the Company’s records but which did not appear on the public records at the date of our search; and

(j)	that resolutions of the Board of Directors of the Company that we have relied upon for the purposes of this letter have not been and will not be varied or revoked after the date of this letter and that the meetings of the Board of Directors of the Company at which the resolutions were considered were properly convened, all Directors who attended and voted were entitled to do so, the resolutions were properly passed, and the Directors have performed their duties properly and all provisions relating to the declaration of Directors’ interests or the power of interested Directors were duly observed.

Mixed Martial Arts Group Limited	-3-	16 January 2026

(k)	that the Shares when issued will be accurately and properly completed, duly authorised, executed and delivered on behalf of the Company and authenticated, issued and paid for and registered in the register of holders of the relevant securities maintained for this purpose, in each case in accordance with the relevant security or interest, the then operative Constitution of the Company and all applicable laws (for the avoidance of doubt, as in force at all relevant times);

(l)	that no agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company (or its assets) would be breached or infringed by the matters contemplated by the performance of the actions to be carried out pursuant to, or any other aspect of, the issue of the Shares or the entry into the Purchase Agreement;

(m)	that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the documents identified in this letter which have not been disclosed to us that may affect the validity or enforceability of the Purchase Agreement or any obligation therein or otherwise affect the opinions expressed in this opinion letter; and

(n)	that there are no provisions of the laws of any jurisdiction outside the Commonwealth of Australia that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside the Commonwealth of Australia may be relevant to this opinion letter, such laws have been and will be complied with.

Qualifications

Our opinion in this letter is also subject to the following qualifications;

(a)	our opinion relates only to the matters detailed in the section of this letter titled “Opinion” (below), and does not relate to any additional statements concerning the Company or any other matter that may be made by any person, or any other conduct that any person may engage in concerning the Form F-1 or any other matter;

(b)	the statements made and opinion in this letter are based on the knowledge of those partners and employees of our firm who have acted for the Company in relation to the Form F-1; and

(c)	we have not verified work performed by other advisers or experts retained by the Company and accept no responsibility for the accuracy or completeness of their work.

(d)	we have made no enquiry, and express no opinion, as to any matter of fact;

(e)	this opinion letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion

(f)	the ASIC Search is not conclusively capable of revealing whether or not:

(1)	a winding-up order has been made or a resolution passed for the winding up of a company;

Mixed Martial Arts Group Limited	-4-	16 January 2026

(2)	an administration petition or order has been presented or made; and

(3)	a receiver, administrative receiver, administrator or liquidator has been appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced.

Opinion

Based on and subject to the foregoing and in reliance thereof, in our opinion, the Shares which are the subject of the offering under the Form F-1;

1.	The Company is a public limited company duly incorporated under the laws of the Commonwealth of Australia.

2.	The Shares have been duly authorised by the Company.

3.	The Shares, when issued, will be validly issued, fully paid and non-assessable[1] securities of the Company when the names of the holders of such Shares are entered into the relevant register/s of members of the Company and subject to the receipt by the Company in cash of the aggregate issue price in respect of all the Shares.

4.	The Company had the corporate capacity to enter into and deliver the Purchase Agreement.

This opinion is limited to the federal and state laws of the Commonwealth of Australia and no opinion or representation is given in respect of the application of any foreign laws to the issue or transfer of the securities or the contents or generally the compliance of the Form F-1 or any other matters under any applicable US laws or regulations.

Applicability

This opinion is given as at the date of this letter and we undertake no obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or individual decisions) that may occur or come to our attention after the date of this letter which may affect our opinion. The role that we have performed is as described in this letter, and is limited to the matters stated, and no opinion is given or may be inferred beyond the matters expressly stated.

We consent to the incorporation by reference of this opinion in Form F-1, and to the reference of this firm under the caption “Legal Matters”.

This opinion letter is given by QR Lawyers Pty Ltd and no partner, member or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

Yours faithfully

Patrick Gowans

QR Lawyers Pty Ltd

1 For the purpose of this opinion, the term “non-assessable”, when used to describe the liability of a person as the registered holder of an ordinary share, means that the holder of such ordinary share, having fully paid all amounts due on such ordinary share, is under no personal liability to contribute to the assets and liabilities of the Company in their capacity purely as a holder of such ordinary share.